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                                                                                                     EXHIBIT 99

                    TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                   CONDENSED STATEMENT OF CONSOLIDATED INCOME
                                   (Unaudited)



                                                                                               Twelve Months Ended
                                                                                                  March 31, 2004
                                                                                               --------------------
                                                                                               (millions of dollars)

Operating revenues........................................................................           $ 8,800

Operating expenses:
   Cost of energy sold and delivery fees..................................................             3,699
   Operating costs........................................................................             1,386
   Depreciation and amortization..........................................................               711
   Selling, general and administrative expenses...........................................               845
   Franchise and revenue-based taxes......................................................               367
   Other income...........................................................................               (47)
   Other deductions.......................................................................                39
   Interest income........................................................................               (14)
   Interest expense and related charges...................................................               599
                                                                                                     -------
     Total costs and expenses.............................................................             7,585
                                                                                                     -------

Income from continuing operations before income taxes.....................................             1,215

Income tax expense........................................................................               394
                                                                                                     -------

Income from continuing operations.........................................................               821

Loss from discontinued operations, net of tax benefit.....................................               (16)
                                                                                                     --------

Net income................................................................................               805

Preferred stock dividends.................................................................                 3
                                                                                                     -------

Net income available for common stock.....................................................           $   802
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